EXHIBIT 99.1

          CHICAGO RIVET & MACHINE CO. ANNOUNCES TWO-FOR-ONE STOCK
          SPLIT AND 20 PERCENT INCREASE IN QUARTERLY DIVIDEND

          NAPERVILLE, Ill., Aug. 18 /PRNewswire/   Chicago Rivet &
          Machine Co. (Amex: CVR) announced that its Board of Directors today authorized a two-for-one split of the Company's outstanding common stock. The additional shares of common stock will be issued September 19, 1997 to stockholders of record at the close of business on September 5, 1997. Following the stock split, the Company will have approximately 1.17 million shares of common stock outstanding.

          The Company also announced that the Board of Directors today declared a cash dividend on the outstanding shares of common stock of $0.36 per common share, before giving effect to the two-for-one stock split. This quarterly dividend of $0.36 per share represents a 20% increase from the previous rate of $0.30 per share. The cash dividend is payable September 19, 1997 to stockholders of record at the close of business on September 5, 1997.

          "The stock split and increased cash dividend are an indication of our confidence in the future of our business," said John A. Morrissey, Chairman and Chief Executive Officer. "The increased dividend enhances stockholder return and reflects the Company's improved performance. The increased trading prices for Company shares makes a stock split desirable to improve the liquidity of our shares and broaden our stockholder base by setting a market price at a level more attractive to individual investors."

          Headquartered in Naperville, Illinois, Chicago Rivet &
          Machine Co. operates in the United States fastener industry, manufacturing and selling rivets, cold-headed parts, screw machine products and automatic rivet setting machines, parts and tools.

          SOURCE: Chicago Rivet & Machine Co.
               CONTACT: John C. Osterman at (630) 357-8500